EXHIBIT 10.1

Bankmark

5015 Addison Circle, BOX 511 t Addison, TX 75001

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into on this ___day of ________, 2006, by and between Dan Hudson, acting under the name of Bankmark & Financial Marketing Services (“Bankmark”), with offices at 5050 Quorum Drive, Suite 700, Dallas, TX 75254 and Robert Bilotti representing Grand River Commerce, Inc. with organizational offices at 6225 Scarborough Drive, Ada, MI 49301. Other references made to the term “Bank” represent the de novo bank and its organizers (the “Organizers”).

The parties hereby agree as follows:

1. SCOPE OF THE ENGAGEMENT

Bankmark’s primary responsibilities within the scope and term of the engagement are to provide project management, resource identification, and resource management in conjunction with the client, and to facilitate the capital acquisition phase of the project. Bankmark’s role during the organizational phase is usually, or can be:
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Presentation to core group members describing what is involved in establishing a bank and working through such issues with new prospective organizers/directors. It is Bankmark’s previous success rate, performance, and clear understanding of the process that is articulated during these meetings. The engagement of a consultant that has successfully assisted numerous clients through the bank chartering process provides the credibility that most potential organizers are seeking before they become engaged in a project. Bankmark provides a new group the ability to say, “We have with us as partners a firm that has been there, done that…recently and repeatedly.”

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A diverse group of industry experts in all areas required to open a bank: corresponding bank relationships, project financing, equipment, technology, legal, accounting, operations, and facilities that are capable of providing a turnkey bank with custom features or select needs based on specific client request. It is important to realize that opening a bank is a far more complex process that requires a different skill set than managing an existing bank on a day to-day basis.

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Over the years, and especially more recently, organizers, directors, and management continuously infer we “help them see around the corner.” In other words, at any point during the process, we are able to advise our clients as to what’s ahead and the impact of options being considered or plans in the queue. This process allows clients to more thoroughly evaluate each element under consideration. Thus, each alternative selected should produce the result desired by the Bank’s organizing group. If necessary, the group is encouraged to visit banks that have recently opened to better understand the impact and ramifications of their own decisions.

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Bankmark provides project management and tools, which allow the group to obtain information concerning its area of expertise or assignment in the project management process. Our client bank project management programs use our most recently completed projects’ timeline information as baseline data. This process assures all elements to opening in a timely manner and within budget.

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Bankmark will provide logistics and support at each Bank location by trained Bankmark staff for the Bank’s management and administration of its contacts. An important effect of the Bankmark process is that the Bank’s professionalism is enhanced. This may have a positive impact on the Bank’s prospects for regulatory approval and its capital acquisition program.

●	Determination of charter and review of new filing procedures by the Office of the Comptroller of the Currency (OCC) & FDIC in conjunction with the organizing group.
●	Discussion of facilities/locations.
●	Legal representation review and discussion of which firms have processed the last several successful applications.
●	Pre-opening budget discussion and review.
●	Identification and recruitment of a qualified management team for review with personnel committee and Board of Directors.
●	Preparing & building the management team for presentation to the regulatory agencies and submission of the application process:
✓	What role played during the organization phase
✓	What role played when the Bank opens
✓	When the management team starts...ideally

Let it be understood that Bankmark does not participate directly or indirectly in any sales transaction between the Bank and prospective shareholders, nor will it solicit subscription agreements or collect monies for prospective shareholders in connection with such activity. Bankmark is not an agent for the de novo bank, and does not make representations as an agent or otherwise for the Bank.

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2. CONSUL TING FEES

Bankmark will design a marketing campaign to strategically support the Bank. Bankmark’s professional fee for services is as follows:

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The consulting fee for facilitating a marketing campaign to support the Bank and for providing logistics and administration for the Bank’s public offering is $600,000. This is the total fee and there are no contingencies, commissions or other variable payments regarding its payment. All fees are due and payable in advance of the month the work is to be performed. All invoices for such fees and expenses are due no later than the third business day from receipt of invoice.

●
Bankmark may, from time to time based on project financing, defer a portion of a specific payment(s). At Bankmark’s discretion, the Bank will be notified as to when the deferred amount is due. Should Bankmark adjust the budget and defer payments, this is not a forgiveness of said debt, it is a payment adjustment to assist in the cash flow management of the project initiated to support the organizing group. If a deferred payment plan is the agreed upon course of action, a new payment schedule will be created and signed by both parties (Bankmark & Grand Rapids, MI Group). However, should the contract terminate for any reason and the payment schedule has been adjusted from the original agreed schedule, the remaining balance owed, if any, will be based on the original payment schedule in this agreement. The final payment of all past due amounts will be confirmed 1 month prior to termination of contract and will be outlined in the mutual release agreement to be signed by both parties.

●	The fees shall be paid in the following incremental amounts:

Payment # 1	$ 10,000	Month 1
Payment # 2	$ 10,000	Month 2
Payment # 3	$ 15,000	Month 3
Payment # 4	$ 15,000	Month 4
Payment # 5	$ 30,000	Month 5
Payment # 6	$ 30,000	Month 6
Payment # 7	$ 30,000	Month 7
Payment # 8	$ 40,000	Month 8
Payment # 9	$ 40,000	Month 9
Payment # 10	$ 40,000	Month 10
Payment # 11	$ 40,000	Month 11
Payment # 12	$ 40,000	Month 12
Payment # 13	$ 40,000	Month 13
Payment # 14	$ 40,000	Month 14
Payment # 15	$ 40,000	Month 15
Payment # 16	$ 45,000	Month 16
Payment # 17	$ 45,000	Month 17
Payment # 18	$ 50,000	Final payment[1]
Professional Fee Total	$600,000

1 The final payment of $50,000 is due at the release of funds from the impound account, or 120 days from the effective date of the prospectus/offering, whichever comes first. It should be understood that receipt of the final payment of $50,000 is not contingent upon any conditions or performance. The final payment shall be considered a post-opening expense for accounting purposes. Although it appears in, it is not included in the calculated total of the esetimated pre-opening expense budget previously presented to the Bank.

3. EXPENSES TO BE PAID BY THE BANK

These fees only represent an estimate. As each required service is negotiated with the selected firm or individual, an agreement or purchase order will be submitted to and approved by the Bank’s management in advance of any payment or commitment to pay. These agreements will be itemized and totaled in a report to management on a monthly basis to account for monies committed or owed against the estimated budget. In each and every case where a budgeted expense may be exceeded due to necessary changes in the regulatory process, additional events, or any other requirements required to support the proposed transaction, management will pre-approve the newly revised budget before it is incurred.

Projected Costs:

Bankmark’s fees are disbursed monthly over the life of the project. Other costs are paid by the Bank but managed by Bankmark. As the Project Supervisor (PS) and/or Project Manager (PM) prepare to implement the various stages and expense items of this Agreement, they will present to the client a more detailed anticipated monthly expense of the various budget category line items of the expenses. These monthly presentations of anticipated expense will, in turn, be reviewed with senior management or the Project’s designated representative every thirty (30) days. Items or services to be purchased on behalf of the Bank will be outlined in a contract or estimate form provided by the specific supplier and approved by Bank personnel prior to purchase of the item or service. Based on the assumption that the Bank will have to host approximately 85 investment meetings, with an average attendance of 25 attendees to meet 2,125 (minimum) qualified investors, the following costs are projected:

Project Support	$1,000 per month

Other part time staff, or FTE (Full Time Equivalent) time, has been allocated pursuant to the project budget. Some staff members do not work on site at the organizational office, but at Bankmark’s offices in California, Colorado, and Texas. This provides consistency from project to project, access through universities for data entry personnel or other essential personnel that Bankmark does not have to hire, train, and release as a project ends. Instead it provides continuity to all Bankmark’s clients by spreading out the part time hours needed to support all of Bankmark’s projects.

For many banking professionals, not being able to “see” an individual causes concern when, in fact, it is the work to be produced in total and in relationship to the project’s needs at that specific juncture. For example, one day the data entry personnel are completely inundated with roster entry and proofing, requiring 3-4 staff members. The next day, the entire off site office group is consumed with one project. What this system provides overall, (and within a more managed budgetary process,) is the human resource component consistently on-call without inflating the on-site project staff.

In addition to Technical Staff, Bankmark maintains Database and Project Support Staff made up of both part-time (PTE) and full-time (FTE) personnel. These staff members will not work on-site at the Bank’s Project office, but at Bankmark’s offices in California, Colorado, Texas, and New York. These individuals are employees of Bankmark. They maintain and manage the Bank’s Database and provide consistent and necessary Database and Project Support Services to the Bank at the request and under the direction of the Bank’s PM.

Other Project Site & Equipment Requirements

The Bank agrees to provide the following for the duration of the Bank Project:

1.
Facility Requirements - 1,500 - 2,000 square feet exclusive working location to support the Bank’s Senior Management Team and the Project Staff (6-8 people). The facility shall be secured and well-lighted for access at any time.

2.	Other Technology, Furniture, & Equipment Requirements:
a.	Several desks and the necessary number of working tables and chairs for processing the events materials
b.	Minimum of six (6) phone lines for the Project staff, which are not too heavily used by other Bank operational needs
c.	One dedicated high-speed data line (DSL/Cable modem)
d.	One dedicated fax line
e.	One designated fax machine
f.	Work Station printer/copier (specifics to be provided) - needed for reports required to keep Organizers and Bank Management updated with current potential shareholders names and event schedules
g.	Pitney Bowes (or equivalent) postage machine

3.	Fed-Ex, UPS, DHL or equivalent shipping account - for Project site needs

4.
Office Supplies - pens, pads of paper, computer paper, etc. which will be ordered by the Project Manager (PM) through the Bank’s supplier. When supplies are needed, the PM will put together a supply request form to be approved by the Bank. Upon approval by the Bank, the PM will procure the materials and maintain an inventory for the project.

* All items outlined in this section are the financial responsibility and property of the Bank and will remain with the Bank upon completion and/or termination of this Agreement.

The Database

Ownership
●	Bankmark owns, develops, and manages the database system and its user interface.
●	The Bank owns all contact and investment information provided by the Bank and residing within the database.
●
Prior to final payment of Bankmark Fees and upon termination of this Agreement, Bankmark will relinquish all contact and investment information to the Bank in static form (i.e. MS Excel format or equivalent).

(OR)
●	Upon receipt of final payment of Bankmark Fees for the contract, Bankmark will provide the Bank with a replica of the database system and its user interface for their continued use or conversion.

Database Development, Training & Project Support

As the Bank gets closer to filing their Bank Charter Application, a Bankmark representative will present the Database Development & Training Process (DDTP) to your entire group. At that time, we will establish goals and deadlines for each director/organizer to submit contact lists and field any questions and/or concerns regarding this process and confidentiality of the information given.

Upon beginning the Database Development & Training Process (DDTP) Bankmark provides the Bank with the following:

●	All necessary data entry and proofing services of all contact and investment information provided by the Bank to Bankmark for the DDTP and the Bank’s Capital Campaign

●	Quantitative and Quality Assurance reporting to monitor database integrity, submitted weekly to the PM for his/her PM Report for the Bank’s Management

●	Accountability Reports for each director/organizer to monitor their individual progress and contributions to the Capital Campaign

●	Target Market Queries to support the development and execution, as well as the effectiveness of the various investment meetings during the Bank’s Capital Campaign

Graphics Program Development**	$35,000

●	Branding Workshop, Identity Development & Bank Logo Development
●	Intranet Portal, Website Design & Maintenance
●	Stationary, event items, display boards, brochures, etc.
●	All appropriate materials to support the offering, as well as all other legal documents that support the offering

Bankmark’s Graphics Development Program (GRDP) is a key element in a successful de novo banking experience. Although it does not relate specifically to the application process, it will be tied directly to the timeline of your Bank Application. GRDP involves the “Design to Production” phase of the Bank’s graphic material necessary for the various pre-opening stages. Within the confines of this Agreement, “design to production” refers to the development of the creative materials through mechanical pre-production requirements to produce/print each individual item. It does not include the actual expense of the massive printing, both internal and external, that will occur once the GRDP is complete. Printing Costs, both external and internal, are discussed elsewhere in this Agreement and are listed separately on the Bank’s Pre-opening budget. The GRDP Addendum and Discussion Guide will be presented to the Bank at a later date and will provide a more detailed description of all items and services included in this Agreement relating to the GRDP. Once initiated, the entire process should last about 120 days.

The process begins with the “Developing the Brand Identity” Workshop. Immediately following the workshop, Bankmark will provide the Bank with a temporary website where the Bank’s organizing group can log on and submit Bank name ideas and interact with each other and Bankmark’s Creative Team. Bankmark will be responsible for setting up and maintaining this interactive site as part of the GRDP. Approximately 6-8 weeks after the workshop, Bankmark will send one or more designated representatives from our Creative Team who will travel to meet with the Bank’s organizing group as a whole. During this time, they will make formal presentations of initial potential logo designs based on comments, suggestions, and recommendations at the workshop, as well as any other possible ideas we feel the group might be receptive to based on Bankmark’s successful tract record in the arena of marketing de novo bank’s during the Organizational & Capital Campaign Phases. Let it be understood that Bankmark’s GRDP process is designed specifically for de novo banks during their pre-opening phases. Bankmark’s expertise in this area also includes extensive knowledge of any and all State and National regulatory issues and requirements relating to marketing materials for a de novo bank prior to “In Organization” (“IO”) permission as well as during the Capital Campaign itself. Bankmark currently does not specialize in marketing of the Bank after it opens its doors to the public. Upon completion of the Terms of this Agreement, Bankmark will make arrangements to transfer all completed GRDP items to the Bank’s senior management as outlined in this Agreement (list page#, Section, etc…)

The Bank recognizes that there may be other “design firms” within the Bank’s community that may approach the Bank’s organizing group with offers of graphic development and marketing services. However, these individual firms do not have the expertise necessary for developing graphic material for a de novo bank project. This Agreement includes Bankmark’s GRDP and is a non- negotiable item. At the “Brand Identity” Workshop, we will bring samples of some of our previous projects for you to review.

Bankmark does not provide coaching for local design firms to understand the graphics process as it relates specifically to de novo bank charters. As a result, we have developed an “in-house” system for our bank clients. We do, however, strongly recommend utilizing local firms for the marketing of the Bank after the doors open. It is an excellent way to build strong community ties very quickly.

Project Site Support Staff

Month 12	$ 13, 500
Month 13	$ 13, 500
Month 14	$ 13, 500
Month 15	$ 13, 500
Month 16	$ 13, 500
Month 17	$ 13, 500
Month 18	$ 13, 500
TOTAL	$ 94,500

The staffing budget only represents a monthly estimate. As we begin the hiring process closer to the Bank’s campaign, we will present a more specific (weekly) cost per person spreadsheet for approval. *This represents a current market estimate. An updated estimate will be prepared at beginning of hiring process. Payroll expense due net 15 days from date of invoice received.

Food, Beverage, and Facilities (based on approximately 85 events)

Month 12	$ 11,000
Month 13	$ 11,000
Month 14	$ 11,000
Month 15	$ 11,000
Month 16	$ 11,000
Month 17	$ 11,000
Month 18	$ 11,000
TOTAL	$ 77,000

These amounts only represent estimates. As each month is planned in advance, the estimates will be recalculated on a per-event cost. The event costs are also tracked weekly as each event occurs and costs are posted so the PM and the client know exactly where the project stands in relationship to the budget at all times. This is a cost category tracked jointly by the client and Bankmark.

External Printing$30,000
●	Invitations
●	Offering circular & all the packaging
●	Letterhead, business cards, and envelopes

The quantities, paper specification, etc. will be bid out/estimated upon completion of the design phase. If possible, Bankmark will secure a local printer, provided the quality standards can be met in relationship to the budget. All print estimates and purchase orders will be signed and approved by the client.

Internal Printing**	$9,500

Internal printing is a service provided by Bankmark whereby full digital color printing is needed only during the stock sale process, such as printing of the prospectus. Because Bankmark prints these files digitally in-house, the client is afforded a cost per piece of at least 50% savings in comparison to using a “Kinko’s.” This in-house process allows Bankmark the ability to manage on behalf of the client, ordering only what is needed on a weekly basis. Therefore, our quantity counts are low.

Marketing Promotions**	$21,000

●	Presentation boards for investment meetings
●	The chairman’s’ circle/founders coffee promotion
●	Logo golf style shirts
●	Other name recognition items

The specifics (i.e., count, item, color specifications, set-up fees) will be outlined in a separate addendum for approval by Bank/project management prior to beginning the events process. This will include all design, dye-cast, set-up, production, and shipping requirements.

Speaker Honorariums**	$22,500

Speaker honorariums are paid to any qualified industry expert identified by Bankmark. Most likely, these individuals have previous experience with the Bankmark program, content and format especially as it relates to regulatory dos and don’ts. They could be Robert Steiner, Bryan Hyzdu, Dan Hudson, or any other speaker Bankmark deems acceptable. Each event fee is $450 per event (approximately 85 events). Speaker Fees are for the purpose of having industry experts present on behalf of the industry and the bank. Speakers are utilized at Bankmarks discretion when we feel the campaign requires a push from the outside expert. Once the client becomes familiar with the presentation content and know how to field questions, Bankmark will turn the speaking over to the client on an as needed basis. Therefore, we have reduced the standard speaker budget to accommodate only the first 20 events. At the end of each 15-day period during the events phase of the project, Bankmark and the Bank will review and reconcile the speaker honorariums to be paid for that period.

Public and Promotional Events	$8,000

Public and promotional events are events “outside of the box,” or a standard event whereby the event has a theme that is usually time sensitive and a special guest speaker has been scheduled. The event requires a broader scope and scale or marketing to draw a larger qualified audience. Any event in this category budget is planned and approved by the Bank organizers.

These projected costs are based on the following assumption:

The most important factor in holding the events cost to a minimum is to maintain a high average attendance: 1) if the Bank gets them to an event and 2) follow up to gauge their interest within 24-48 hours. If the Bank’s goal is a minimum of 2,125 qualified attendees and we maintain an average attendance of 25 per event, the Bank can reach its capitalization goal upon completion of the 85 event. The caveat is the follow-up by directors and the Bank and is imperative to the success of the Capital Acquisition Program based on these assumptions.

**Fees paid directly to Bankmark. An invoice, along with any necessary supporting documentation, will be presented to the Bank as each expense is incurred. These invoices are due net ten (10) days upon presentation.

4. TERM

The contract shall expire 120 calendar days from the effective date as published on the offering circular at 5:00 p.m. unless otherwise extended by mutual agreement, in writing. Any budgetary requirements associated with the continuation of said agreement will be outlined by Bankmark and pre-approved by the Bank or the Bank’s representative before any work is continued. All extensions are in 30-day increments approved by both parties. Each 30-day extension is for the fee of $35,000. All fees for extensions are due at the beginning of the 30-day extension.

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5. STAFFING REQUIREMENTS BY FMS/BANKMARK

Overall project responsibility on behalf of Bankmark will be carried out by Dan Hudson (“DH”), Business Group (“BG”), Project Supervisor (“PS”), and Project Manager(s) (“PM”). During the period of time prior to beginning the investment meetings, a senior associate for Bankmark (DH, BG, PS, or PM) will meet with the Organizers or Management Personnel a minimum of once every two weeks for a project briefing and update session. A client conference report will be provided to outline the project timeline, responsibilities and resource requirements for the upcoming two weeks, and anticipated monthly scheduling or participation required of Bank personnel or the organizing group. It is estimated that a senior associate (DH, BG, PS, or PM) will be on location a minimum of 3 days per week prior to the investment meetings beginning. The composition of Bankmark’s management team will be further defined upon project commencement.

6. OTHER STAFFING REQUIREMENTS

All project employees will be made available by the Bank and will report directly to Bankmark’s PM. The employer of this staff will be a third-party national employment agency firm, which will be approved by the Bank and provide the Bank with a price break for budgetary purposes. It will also ensure that all local and state employment laws and requirements will be met. Their work scheduling, daily job responsibilities, and if necessary, dismissal from the project, are the responsibility of Bankmark’s PM. Prior to any dismissal of a project employee, Bankmark will review the circumstances and conditions with the Bank concerning the employee and their recommendations, if any, for dismissal. In turn, Bankmark also recognizes the importance of congeniality between project staff and the Bank. Therefore, should conflict/tension between a specific project individual and the Bank arise, Bankmark encourages the Bank to immediately bring the situation to the attention of the PS or PM so that any necessary adjustments, employee-transfers, or even dismissal/termination can be dealt with so that the flow/momentum of the project is not hindered. The determination of an hourly wage will be gauged and set by the PM based on the experience and skill level necessary to perform their job responsibilities pursuant to the requirements of this Agreement. For example, regardless of policies established within the institution, Bankmark or the organization/group will not employ $8 per-hour, fast-food, entry-level personnel for positions which require data entry and sorting skills and/or meeting the public, i.e., a skill level of $14 - $16 an hour (or prevailing wage). However, all expenditures of this nature will be within the budget described above unless otherwise agreed to by each party, in writing.

Bankmark understands that part-time/temporary staff positions with no immediately offered benefits do not always attract “top” people as prospective project employees. Therefore, Bankmark will always attempt to first “pull in” qualified personnel from other projects (whether in progress or recently completed) to staff a newly beginning project so that the level of experience and training are exemplary and consistent. A combination of experienced Bankmark personnel and new hires from the project’s immediate area equate to a well-balanced on-site team, essential to the success of the project.

It is important to note that typical “Bank” employees that may work for the institution post-charter normally do not have the skill set necessary for the type of employees Bankmark must solicit and engage to successfully perform the duties as specified within the boundaries of this contract. From time to time, Bankmark may hire college or high school students, who could potentially be siblings of directors or others close to the project. Typically, they are hired to perform what are considered “after-hours” or “summer-time” duties (see “Part-Time RSVP Callers” below). Because of the skill set necessary for the success of this project, Bankmark and client agree that the policy not to hire directors’ relatives, friends, etc., is appropriate. Hiring should be based on the skill set necessary to complete the job.

The staff’s payroll will be managed by the PM, a Bankmark person familiar with the firm that pays the employees. Invoices are processed through Bankmark’s Payroll Manager, approved by the PM and presented to the client. The client must pay for these outside services net 15 days of presentation.

Part-time RSVP Callers: Telephone calls to invite critical leads, close friends and personal business relations are best made by the Organizer. However, based on the fact that there are other time commitments by the Organizers, it may be necessary from time to time to employ RSVP callers. These are hourly employees used only during the events phase and not continuously. If it is necessary to employ these individuals, a budget will have to be established. This should only be a back-up contingency.

7. FACILITY REQUIREMENTS

The Bank must provide a working location to support a full time staff of 6-8: one senior associate, one PM, and part-time people. It should comfortably sustain four desks and the necessary number of working tables and chairs for processing the events material. (1,500-2,000 square feet exclusive). The facility shall be secured and well lighted for access at any time. Unless otherwise noted by memo or addendum, the computer equipment that is supplied is the property of Bankmark. Bankmark and its personnel will not be restricted in any manner from access to its equipment or otherwise.

8. MISCELLANEOUS EQUIPMENT & SUPPLIES

The PM and support staff must have access to a minimum of six (6) phone lines which are not too heavily used by other Bank operational needs, plus (at least) one dedicated high speed data line (DSL/Cable modem) and one dedicated fax line. The staff must also be provided with a designated fax machine and copier, which are needed for reports required to keep Organizers and Bank management updated with current potential shareholder names and event schedules. There is also a significant amount of copying required in the database management and the reporting function. The project also requires a varying amount of office supplies: pens, pads of paper, computer paper, etc., which will be ordered by the PM through the Bank’s supplier. There are monthly phone charges for sending data via modem between Bankmark’s data center and the Bank’s on-site computer systems. These line charges will be billed monthly with copies of the charges from the phone bill. There will be monthly charges for Fed Ex/UPS regarding overnight shipping of data entry work, lists or supplies. These charges will also be billed monthly with copies provided from the respective supplier.

8.1

The procurement of supplies to maintain the project’s readiness will be maintained by the PM. The Bank will establish a business account with Office Depot, Office Max, Staples or an equivalent. When supplies are needed, the PM will put together a supply request form to be approved by the Bank. Upon approval by the Bank, the PM will procure the materials and maintain an inventory for the project.

9. CONFIDENTIALITY OF INFORMATION

Without the prior consent of the Bank, Bankmark shall keep confidential and shall not disclose to any third party any of the database or project files or any financial or other information relating to the Bank, which is not already within the public domain. From time to time during the “events” phase of the project, Financial Marketing Services (FMS)/Bankmark may invite guests to observe an event. These guests may be other consultants or bank directors and officers from another bank. The Bank will not unreasonably restrict Bankmark in allowing its guests to attend and observe the process. If the prospective guest(s) are from the Grand Rapids, MI area of the United States, Bankmark will inform the client. The client and Bankmark will then select a meeting in which these local guests may attend.

10. RESPONSIBILITY AND ACCOUNTABILITY

To assure fulfillment of the requirements within this Agreement, the Bank and/or Organizers of the Bank will designate one individual to work directly with Bankmark in the management and implementation of this Agreement. The contact person(s) is Robert Bilotti.

11.	ACCESS TO MATERIALS NECESSARY TO FILL THE TERMS OF AGREEMENT

The Bank will supply Bankmark with necessary copies of documents for handout during the investment meeting presentation and development of the director training materials, i.e., the FDIC application, the state application, business plans, strategic plans, etc.

OTHER COVENANTS PROVIDED BY CLIENT 12 - 22

Bankmark hereby warrants and represents that Bankmark shall:

12.

On a best efforts basis, with client adherence to the terms and recommendations, work diligently to implement all items discussed herein.

12.1

Not assume or create any obligation for, or on behalf of, or in the name of, or in any way bind, the Bank except as expressly provided by this Agreement.

12.2

Engage in no conduct in the performance of this Agreement that reflects unfavorably on the Bank.

12.3

Agree to defend, indemnify and hold harmless the Bank and each of its Organizers, and their successors and assigns, from and against any and all liability, damages, fees, including reasonable attorneys’ fees, and expenses whatsoever, resulting, directly or indirectly, from any claim or demand of any kind or nature, resulting from the wrongful actions, negligence, errors, omissions or misstatements of Bankmark, its officers, directors, employees, agents or contractors in connection with its performance of its obligations under this Agreement; provided, however, that Bankmark shall not be liable under this section for the wrongful actions, negligence, errors, omissions or misstatements of the Bank, its Organizers, employees, agents or contractors. This indemnification shall survive the expiration or earlier termination of this Agreement.

12.4

Defend, indemnify, and hold harmless the Bank from any and all liability, claims, demands, suits, costs, charges, and expenses, including, without limitation, attorney’s fees incident to any claim, loss, damage, or injury to the person or property of Bankmark and its agents, employees and/or contractors, or to the person or property of anyone injured through the acts or omissions of Bankmark, or of agents, employees, or other persons acting on its behalf; except for other firms or employees contracted directly with the Bank or Organizers.

12.5

Bankmark warrants and represents that it has the necessary personnel, experience, expertise and ability to successfully organize, implement and promote the Bank in accordance with the budget.

13. OWNERSHIP OF MATERIALS

Rights of ownership and reproduction of materials supplied by Bankmark remain solely with Bankmark. This includes proprietary methods, training materials, handouts and evaluation tools used during the implementation of this Agreement. Any materials developed specifically for the Bank, (i.e., logos, corporate identity package, signage, etc.) belong to the Bank when all monies owed as a result of this work have been paid by the Bank as prescribed within this Agreement. Any other work which may be developed for the Bank, such as promotional materials, etc., ownership licensing rights or rights of reproduction, will be outlined and agreed to by each party before said work begins or is produced. Any creative materials which are developed by Bankmark, any subsidiary group, (Financial Marketing Services, ebankmarketing.com, etc.) or any of the firms’ affiliate websites, may depict any and all of these materials produced and a narrative of the project’s objectives and accomplishments as part of a “print” or “on-line digital” portfolio and may include, (but are not limited to), marketing materials, graphics, and websites.

13.1 BANKMARK COPYRIGHTS & PATENTS

During the course of the consulting engagement, Bankmark will, as part of its responsibility, make available or provide materials to the Organizers, directors and management team. These materials are only for the specific purpose of managing, tracking, educating and training. They are not to be copied or distributed outside the immediate group of Organizers, directors, management and staff. These materials are for internal use only. Should they be mistakenly used during the capital acquisition phase of the engagement, the project members of the group could be put at risk. These educational materials are for the sole purpose of training and may not be used for sales or solicitation of prospective shareholders. These materials and the process they represent are proprietary to Bankmark and are protected by copyrights.

The database application program is owned by Bankmark. In the case of a de novo bank whose current staff possesses the skills and talents to copy, modify, change or duplicate the application program, the Bank directors and management must assure Bankmark that no efforts by said staff will occur.

At no time while Bankmark is actively engaged in the project, or upon its completion, will the software application program be modified, duplicated, copied or changed without our prior written approval.

The lists, rosters, critical leads, or any materials supplied to Bankmark for the development of the database is the property of the group and/or the individual who provided the materials. Upon completion by the staff of use of this material, it will be returned to the individual whom it belongs. The completed database will become the property of the Bank upon completion of the project and fulfillment of the terms specified in this Agreement.

14. NONCOMPETE

Bankmark is currently working and meeting with other organizing groups in other areas, and it is not our practice to provide non compete covenants during organization, as groups can end their organizing efforts at anytime by electing not to finish the project. Bankmark does allow that we will not seek out new bank business in the following areas: Limited to 49503, 49504, and 49544 of Grand Rapids, MI ONLY for the duration of this de novo bank project. However, upon opening, should the Bank use Bankmark to provide marketing programs and services, a limited non compete agreement can be developed pertaining to the Bank’s immediate marketing area.

14.1

Exclusivity Clause: A one mile radius will exist on market zips 49503, 49504, and 49544, where the Company agrees not to engage in another project for a minimum of one (1) year after the opening of the Bank. The Company also agrees not to help another project raise capital in 49503, 49504, and 49544 of Greater Grand Rapids, MI area until the completion of the Bank’s capital raise.

15. ASSIGNMENT

Except as provided herein, this Agreement or any rights or obligations hereunder, may not be assigned by either party without the prior written consent of the other party.

16. SURVIVAL

Paragraphs 9, 12, 13 and 14 shall survive the expiration or termination of this Agreement.

17. AMENDMENTS

This Agreement may be modified in writing only, and cannot be changed orally.

18. COMPLETE AGREEMENT

This contract is the entire and only Agreement between the parties. The contract replaces and amends any previous agreements between the parties. This contract can only be changed by agreement in writing and signed by both parties.

19. PARTIES LIABLE

This contract is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

20. NOTICES

All notices under this contract must be in writing. The notices must be delivered personally or mailed by certified mail, return receipt requested or Fed-Ex/UPS Next Day (or other expedited delivery method requiring signature) to the other party at the address written in this contract, or to that party’s attorney.

21. CHOICE OF LAW

The terms of this contract shall be interpreted under the laws of the state in which the Application is chartered, regardless of whether the regulatory agency is state or federal.

22. SEVERABILITY

If one or more of the provisions of this contract are deemed invalid or illegal, the remainder of the contract shall survive.

23. TERMINATION

“OPT OUT CLAUSE”
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Bankmark’s primary responsibilities in the scope of the engagement are to provide project management, resource identification and resource management in conjunction with the client, and to facilitate the capital acquisition phase of the project. We (Bankmark) will provide an outline of the first objectives to be completed at the onset of each project phase. We will review and prioritize these tasks and programs with the Client. The Client, in turn, agrees to use good faith, best effort and judgment in the completion of all tasks set forth. More importantly, the timeline in which the Client shall complete the objectives stated herein are of critical importance to the success of the Bankmark process. The Client’s inability to comply with Bankmark’s process, including but not limited to, inability to provide requested information, will greatly impede Bankmark’s process, and therefore success rate. Bankmark cannot be held responsible for delays caused by Clients inability to meet time deadlines, or Clients unsuccessful completion of the Capital Acquisition Process. In the event of any of late occurrences, Bankmark will, in detail, discuss delays with the Client and provide a written solution to which the Client must adhere within 20 days of dated document. Failure to do so will result in Bankmark instating “Opt Out” Clause, with no further penalties or expenses due to Bankmark or Client. All monies previously paid for services rendered shall be considered non refundable. All monies due to Bankmark shall immediately be payable upon termination of this contract under this clause. Client will be held responsible for all fees due up to the date of Termination of this contract, under the “Opt Out” Clause. The “Opt Out” will be provided in writing, and will be effective immediately upon Client receiving certified documentation. Bankmark requests Client signs “Mutual Release.” Any claim or controversy that arises out of or relates to this agreement or the breach of it shall be settled in arbitration in accordance to the rules of the nearest local office of Judicial Arbitration Meditation Service (JAMS).

No termination will be considered upon receipt of permission to organize from the governing aka licensing authorities. All termination requests must be an issued written notice allowing each party 20 business days to respond and meet concerning issue. After meetings have concluded and dispute can not be resolved with either the resumption of this contract or a mutual release, then termination moves forward and into mediation as prescribed in the agreement.

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1)Dismissal with cause: Should the need arise that the group of organizers decide to abandon the project prior to filing the application or within the first five months of the project, two application payments and five months of the master consulting agreement would be due in full for Bankmark to excuse the client of any further obligations going forward. Upon filing the application and up until granting of permission to organize by the governing regulatory agency(ies), the payment of the application fee is due in full and 50% of the consulting payments (beginning months 6-9) are due and payable for Bankmark to grant the client release from the master agreement. Upon receipt of permission to organize by the primary regulatory agency, there is no release from any or all of the contractual agreements. “Cause”: Constitutes gross neglect by Bankmark by not providing adequate guidance to the group within the parameters of each working agreement.

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2)Dismissal without cause: If there are issues or concerns that would cause the client group to want to dismiss Bankmark without cause or neglect unbeknown to Bankmark, the client must communicate to Bankmark in writing what the issues are and allow Bankmark to address the concerns as to what action will be taken within 5 business days of receipt of the notification by the client. Bankmark will respond first in writing, and a meeting will be held with the organizers or the executive committee representing the group to discuss the recommendations to resolve the concerns. If the concerns cannot be resolved, the client is responsible for payment in full of all billings to date as outlined in the original agreed schedule. If the current payment schedule has been adjusted from the original agreed schedule thereby offering the project debt deferment, the remaining balance owed, if any, will be based on the original payment schedule in this agreement. The final payment of all past due amounts will be confirmed 1 month prior to termination of contract and will be outlined in the mutual release agreement to be signed by both parties.

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Bankmark works for and at the sole discretion of the Board of Directors. If, at any time, Bankmark believes the group needs to receive information or be informed of any detail affecting the project, Bankmark will not be denied access to the group in any manner. Should Bankmark wish to address the Board of Directors on a critical issue or concern and notifies management in writing or by email that meeting shall occur within five business days. It is again noted that Bankmark works for and at the discretion of the organizers and board of directors. To release Bankmark without a mutual agreement it will require a super majority of the organizers or 76% vote of the members.

24. ADDITIONAL TERMS OF THE CONSULTING AGREEMENT

▪	Bankmark shall be available to meet with any regulatory agencies or the Bank’s attorney as needed to effectively implement the requirements of this Agreement.

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Upon completion of the public offering, Bankmark will provide a written action report on issues concerning the de novo bank in the areas of product development, delivery systems, and topical marketing needs based on current trends experienced during the campaign. This written report will be followed by an oral presentation by Hudson & Steiner to the Board of Directors. This is not to be confused with a marketing plan, but rather a report on issues and recommendations.

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The parties agree that the Bank or Bankmark may require that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time that the controversy or claim arises, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The forum for any such arbitration proceeding shall be at the local office of the Judicial Arbitration Mediation Service nearest to the headquarters of the Bank. JAMS are a national business arbitration firm, and usually have offices within any state. However, in the event there is not a JAMS office located within a reasonable distance from the Bank, all arbitration will take place in accordance with the American Arbitration Association.

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Should any legal action or arbitration proceeding be brought in connection with any provisions of this Agreement, or to collect damages for either the breach of any term of this Agreement or false representation or warranty given in connection with this Agreement, the prevailing party shall be entitled to recover all reasonable attorney fees, and costs and expenses actually incurred in such action or proceeding.

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Significant suppliers of goods or services shall be approved jointly by Bankmark and the Bank to assure the greatest possible success. If the Bank requires the specific use of a supplier, the Bank will assume all responsibilities for delivery of those specific goods and services, and any delays or problems caused by use of said supplier. Bankmark’s purchasing strengths due to its long term relationship with many suppliers provides clients with the advantage of special pricing, (i.e. reduced fees, or better terms, or delayed partial payment until release of funds from the impound account). While all contracts negotiated with any provider of goods or services and approved by the client, any firms or individuals that are providers of these services on an ongoing basis for Bankmark are managed by Bankmark with oversight by the Organizers during the term of the engagement. It is this leverage and tie to responsibility that allow Bankmark to procure and expedite service to its clients. Bankmark shall not accept any gratuity, rebate, fee, non-cash trade, commission or any other direct or indirect accommodation as it pertains to providers of goods or services used to implement the work as prescribed herein. Bankmark maintains an ongoing marketing relationship which may include fee for referrals, shared marketing and promotional costs for workshops and seminars with, but not limited to, the following firms: 1) Foster, Pepper & Shefelman PLLC, 2) Jenkens & Gilchrist, 3) TIB, 4) Steiner & Associates, 5) WIB, 6) Goodwin & Procter, 7) Powell, Goldstein, Frazer & Murphy, 8) Intercept, Inc., 9) Phoenix Software, 10) RLR Management, Inc. Should the Bank elect to engage the services of any of these professional organizations, it is the responsibility of the Bank to conduct its own thorough evaluation of the services to be provided.

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Speaker honorariums and travel expenses can become very costly. It is Bankmark’s intent to provide the best resources to accomplish this task. To have a celebrity speaker for each function of the estimated 85+ functions would be cost prohibitive. When applicable, Bankmark will use bank directors from other institutions, industry observers, and in many cases, Robert Steiner. Mr. Steiner’s relationship as a speaker is separate from that of services provided directly by Bankmark. As a speaker, Mr. Steiner is paid by the Bank from the estimated budget for speaker honorariums or any other individual designated by Bankmark as appropriate. Because speakers must set aside the time to meet the requirements of the scheduled meetings, if for any reason the meetings are canceled, they are paid accordingly. If canceled within 48 hours notice, 50% of the speaker honorarium is due. If canceled within 24 hours notice prior to the meeting, the entire fee is due.

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Let it be understood that Bankmark does not participate directly or indirectly in any sales transaction between the Bank and prospective shareholders, nor will it solicit subscription agreements or collect monies for prospective shareholders in connection with such activity. Bankmark is not an agent for the de novo bank, and does not make representations as an agent or otherwise for the Bank. The Bank agrees to indemnify and hold harmless Bankmark from and against any and all damages, loss, cost expense, obligation, claim or liability, including but not limited to, attorney fees and expenses arising as a result of the Bank making said offering.

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The scope, nature and details of the consulting services provided by Bankmark, as well as the identity and background of the parties Bankmark introduces to the Bank, will not be divulged to anyone other than those directly representing the parties to the transaction and unless otherwise required by applicable law.

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During the term of this Agreement, should Dan Hudson/Bankmark become incapacitated and unable to direct this project in any manner, Stacey Conti will complete the project as prescribed herein and the Bank will pay to Stacey Conti any forthcoming payments. Notification to enact this specific condition of the Agreement will be in writing by Mr. Hudson or his estate representative for Bankmark. If the Bank does not elect to have Stacey Conti complete the project, all monies owed Bankmark are still due and payable as prescribed herein.

The parties have executed this Agreement to be effective as of ________________, 2006.

Bankmark	de novo Bank Project (Grand Rapids, MI)

Dan Hudson, Owner	Robert Bilotti representing
Grand River Commerce, Inc.

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